Exhibit 5.1

[Letterhead of Cox Smith Matthews Incorporated]

(210) 554-5250	cpkavy@coxsmith.com

September 7, 2005

International Bancshares Corporation

1200 San Bernardo Avenue,

Laredo, Texas 78042-1359

Re:	Registration Statement on Form S-8 for the 2005 International Bancshares Corporation Stock Option Plan

Gentlemen:

We have acted as counsel to International Bancshares Corporation, a Texas corporation (the “Company”), in connection with the preparation for filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to an aggregate of 475,000 shares (the “Shares”) of the common stock, par value $1.00 per share (“Common Stock”), of the Company.  The Shares are issuable pursuant to the 2005 International Bancshares Corporation Stock Option Plan (the “Plan”).

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of documents executed or to be executed, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, by such parties, and the execution and delivery by such parties of such documents.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We have examined and are familiar with originals or copies, the authenticity of which have been established to our satisfaction, of all such documents, corporate records, certificates of officers of the Company and public officials, and other instruments as we have deemed necessary to express the opinions hereinafter set forth.  In expressing our opinions herein, we express no opinion as to compliance with federal and state securities laws.

The opinions expressed herein are limited to the laws of the State of Texas and the federal laws of the United States that are applicable to the Registration Statement (the “Applicable Law”).

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares will have been duly authorized and legally issued and will constitute fully paid and nonassessable shares of Common Stock of the Company when issued in accordance with the Plan.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, the general rules and regulations of the Commission promulgated thereunder or any similar provision of any state securities laws or regulations.

Very truly yours,

COX SMITH MATTHEWS INCORPORATED

By:	/s/ Cary Plotkin Kavy
Cary Plotkin Kavy
For the Firm